Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Sr. Vice President and CFO
mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2018 EARNINGS OF $1.97 PER SHARE

DAYTONA BEACH, Fla. – April 17, 2018  –  Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2018.

OPERATING RESULTS

Operating results for the quarter ended March 31, 2018 (as compared to the same period in 2017):

•     Net income was $1.97 per basic share, a decrease of $0.31  per share, or (14%);

•     Operating income was approximately $17.0 million, a decrease of approximately $5.9 million, or (26%);

•     The decrease in net income and operating income in the first quarter of 2018 compared with the same period in 2017 is primarily the result of the land transaction with Minto Communities in the first quarter of 2017 which generated approximately $27.2 million in revenue and a gain of approximately $20.0 million, or approximately $2.20 in earnings per share, net of tax;  and

•     Revenues from our Operating Segments were as follows:

		Increase (Decrease)
Operating Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2017 ($000’s)	vs Same Period in 2017 (%)
Income Properties	$9,206	$2,133	30%
Interest Income from Commercial Loan Investments	301	(236)	-44%
Real Estate Operations	13,979	(15,495)	-53%
Golf Operations	1,355	(120)	-8%
Agriculture & Other Income	11	(143)	-93%
Total Revenues	$24,852	$(13,861)	-36%

Balance Sheet Update and Other Activities

Book Value Per Share: Our book value per share (defined as total shareholders’ equity divided by total shares outstanding) increased to $34.86 as of March 31, 2018, an increase of $1.88 per share, or approximately 6% compared to year-end 2017.

Quarterly Dividend: In January 2018, the Company’s board approved a quarterly dividend of $0.06 per share for the first quarter of 2018, an increase of 20% from year-end 2017 and representing an annualized dividend level of $0.24 per share.

Income Property Operations Update

During the quarter, activity in the Income Property portfolio included the following:

•     January 2018 – Completed the development of two single-tenant net lease restaurant properties, the LandShark Bar & Grill and Cocina 214 Restaurant & Bar, each approximately 6,000 square feet, on the Company’s 6-acre beach parcel in Daytona Beach, Florida with rent commencing from both tenants in the first quarter of 2018.

•     February 2018 – Completed the acquisition of a 19,596-square foot, newly constructed commercial building located in downtown Aspen, Colorado, for $28 million, with the Company’s net investment totaling $26.5 million after giving effect to contributions made by the master tenant on the net lease. The initial investment yield is below the low end of the Company’s 2018 guidance, however, the actual yield could meet or exceed the upper end of the Company’s guidance in the first 2 to 3 years of the lease.

•     March 2018 – Completed the sale of four multi-tenant office properties located in Daytona Beach, Florida for approximately $11.4 million, or $168 per square foot with a  gain on the sale of approximately $3.7 million, or approximately $0.49 per share, after tax.

Including the activity in the first quarter noted above, the Company’s income property portfolio consisted of the following as of April 17, 2018:

Property Type	# of Properties	Square Feet	Average Years Remaining on Lease
Single-Tenant	29	1,561,053	9.6
Multi-Tenant	7	531,915	3.9
Total / Wtd. Avg.	36	2,092,968	8.0

Land and Subsurface Update

During the quarter, activity in the Company’s Land Holdings and Subsurface Interests included the following:

•     March 2018 – Completed the sale of approximately 34.9  acres to Buc-ee’s, Ltd. for approximately $13.9 million, or $400,000 per acre with an initial gain on the sale of approximately $11.9 million, or approximately $1.61 per share, after tax. The remaining gain on the sale of approximately $831,000 will be recognized when the Company has completed the wetlands mitigation required for the applicable permitting of the site. The Company paid approximately $831,000 into escrow at closing in connection with the estimated value of the mitigation work.

•     March 2018 – Completed a transaction releasing our surface entry rights on approximately 600 acres in exchange for approximately $185,000 in cash and fee title to approximately 40 surface acres in Hendry County, Florida valued at approximately $320,000. Including the non-cash value received, the transaction resulted in a  gain of approximately $435,000, or approximately $0.06 per share, after tax.

•     On April 16, 2018, the Company executed a purchase agreement to sell, for $15.3 million, an approximately 70% interest in a to-be-formed mitigation bank joint venture, comprising approximately 2,500 acres of land, with the investment advisory subsidiary of an institutional investor.  Closing is contingent on applicable permitting, which is expected by June 2018.

Land Pipeline Update

As of April 17, 2018, the Company’s pipeline of potential land sales transactions includes the following seventeen (17)  potential transactions with fifteen (15) different buyers, representing approximately 6,000 acres or approximately 74% of our land holdings:

	Transaction (Buyer)	Acres	Amount ($000’s)	Price Per Acre ($ Rounded 000’s)	Estimated Timing
1	Commercial/Retail – O’Connor - East of I-95 (1)	123	$29,250	$238,000	’18 – ‘19
2	Residential (AR) – Minto Communities – West of I-95	1,614	$26,500	$16,000	Q4 ’18
3	Residential (SF) – ICI Homes – West of I-95	1,016	$21,000	$21,000	‘19
4	Mitigation Bank–– West of I-95 (2)	2,492	$15,300	$6,000	Q2 ’18
5	Mixed-Use Retail – North American – East of I-95 (3)	35	$14,362	$409,000	Q4 ‘18
6	Residential (Multi-Family) – East of I-95 (4)	45	$5,200	$116,000	Q3 ’18 & ‘20
7	Distribution/Warehouse – VanTrust - East of I-95	71	$5,000	$70,000	‘19
8	Commercial/Retail – East of I-95	20	$4,250	$213,000	Q4 ’18 – ‘19
9	Residential (SF) – West of I-95 (5)	200	$3,324	$17,000	Q4 ’18 & ‘20
10	Commercial Retail – East of I-95	9	$3,300	$367,000	Q4 ’18
11	Commercial/Distribution – VanTrust - East of I-95	26	$3,215	$124,000	Q4 ’18 – ‘19
12	Auto Dealership - West of I-95	13	$2,000	$154,000	Q4 ’18
13	Commercial (RV) – West of I-95	164	$1,900	$12,000	‘19
14	Residential (SF) – ICI Homes – West of I-95	146	$1,400	$10,000	Q4 ‘18
15	Commercial/Retail – East of I-95	8	$782	$98,000	Q4 ’18
16	Commercial/Retail – East of I-95	6	$625	$104,000	Q4 ’18
17	Residential – West of I-95	19	$285	$15,000	Q4 ’18
	Totals (Average)	6,007	$137,693	$23,000

(1)  Land sales transactions which require the Company to incur the cost to provide the requisite mitigation credits necessary for obtaining the applicable regulatory permits for the buyer, with such costs representing either our basis in credits that we own or potentially up to 5% - 10% of the contract amount noted.

(2)  The amount for the Mitigation Bank represents the amount for the buyer’s acquisition of approximately 70% of the joint venture that owns the Mitigation Bank, with the Company retaining 30%.

(3)  Pursuant to the contract, amount includes the reimbursement of infrastructure costs incurred by the Company for Tomoka Town Center plus interest accrued as of March 31, 2018.

(4)  The acres and amount include the buyer’s option to acquire 19 acres for approximately $2.0 million, in addition to the base contract of 26 acres for approximately $3.2 million.

(5)  The acres and amount include the buyer’s option to acquire 71 acres for approximately $574,000, in addition to the base contract of 129 acres for approximately $2.75 million.

As noted above, these agreements contemplate closing dates ranging from the second quarter of 2018 through fiscal year 2020, and although some of the transactions may close in 2018, the buyers may not be contractually obligated to close until after 2018. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, making submissions to the planning and development departments of the City of Daytona Beach, and other permitting activities with other applicable governmental authorities including wetlands-related permits from the St. John’s River Water Management District and the U.S. Army Corps of Engineers and conducting traffic analyses with the Florida Department of Transportation and negotiating other matters with Volusia County. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained or costs to meet governmental requirements or obligations are too high, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

Excluding the approximately 6,000 acres under contract, the Company’s remaining land holdings consist of approximately 2,100 acres of undeveloped land.

Update Regarding Development in our Area

The following provides an update regarding the developments ongoing and recently completed on land we have sold over the past few years:

•    In March 2018, the nearly 400-unit first phase of the 3,400-home age-restricted master-planned community, Latitude Margaritaville, being built by Minto Communities had its first homebuyers move in. To date Minto has sold approximately 75% of the first phase inventory;

•    The 400,000 square-foot distribution facility for BBraun, built by VanTrust, commenced operations in the first quarter of 2018;

•    The vertical development of the approximately 400,000 square-foot retail power center at Tomoka Town Center by North American Development Group (“NADG”)  was completed with shell construction now underway;

•    NADG’s joint project with Eastwind Development to develop the 276-unit Tomoka Pointe luxury rental community broke ground during the quarter;

•    Mosaic, the 1,000-home residential development by ICI Homes is well under way and the first homes are in construction; and

•    The vertical construction of the new Honda dealership has begun at the southern end of the auto mall, on the west side of Interstate 95.

Financial Results

Revenue

Total revenue for the quarter ended March 31, 2018 decreased to approximately $24.9 million, compared to approximately $38.7 million during the same period in 2017. This decrease was primarily the result of the decrease in revenues from our real estate operations, offset by an increase in our revenue from our income property operations, both of which are outlined in the following tables, respectively:

		Increase (Decrease)
Income Property Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2017 ($000’s)
Revenue from Recent Acquisitions	$1,702	$1,599
Revenue from The Grove and the Beach Restaurants	401	397
Revenue from Remaining Portfolio	6,523	88
Accretion of Above Market/Below Market Intangibles	580	49
Total Related to Income Property Operations	$9,206	$2,133

		Increase (Decrease)
Real Estate Operations Segment	Revenue for the Quarter ($000’s)	vs Same Period in 2017 ($000’s)
Land Sales Revenue	$13,117	$(15,590)
Revenue from Reimbursement of Infrastructure Costs	—	(320)
Subsurface Revenue	746	515
Impact Fees/Mitigation Credit Sales	116	(100)
Total Related to Real Estate Operations	$13,979	$(15,495)

Total revenue for the quarter ended March 31, 2018 was also impacted by a decrease of approximately $236,000 in the revenue generated by our commercial loan investments,  primarily as a result of the sale of our two mezzanine loans in October 2017.

Net Income

Net income and basic net income per share for the quarter ended March 31, 2018, compared to the same period in 2017, was as follows:

		Increase (Decrease)
	For the Quarter	vs Same Period in 2017	vs Same Period in 2017 (%)
Net Income ($000’s)	$10,912	$(1,834)	-14%
Basic Net Income Per Share	$1.97	$(0.31)	-14%

The above results for the first quarter of 2018 as compared to the same period in 2017, reflected the following significant operating elements in addition to the impacts on revenues described above:

•    A decrease in direct cost of revenues of approximately $7.3 million reflecting the decrease in the direct cost of revenues for the real estate operations of approximately $7.6 million, which primarily reflects the lower level of land transactions during the first quarter of 2018, and an increase of approximately $0.5 million in the operating costs of the income property operations segment reflecting the larger income property portfolio;

•    The gain recognized on the sale of four multi-tenant flex-office properties of approximately $3.7 million;

•    Increased interest expense of approximately $500,000 resulting from increased borrowings on our credit facility; and

•    An increase in depreciation and amortization of approximately $1.1 million resulting from the growth in our income property portfolio.

In addition, net income was impacted by decreased general and administrative expenses of approximately $400,000 which is summarized as follows:

		Increase (Decrease)
	For the Quarter ($000’s)	vs Same Period in 2017 ($000’s)	vs Same Period in 2017 (%)
Recurring General & Administrative Expenses	$1,833	$(107)	-6%
Non-Cash Stock Compensation	468	114	32%
Costs of Shareholder Matter & Proxy Contest	523	(403)	-44%
Total General & Administrative Expenses	$2,824	$(396)	-12%

1st Quarter 2018 Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended March 31, 2018 tomorrow, Wednesday,  April 18, 2018, at 9:00 a.m. eastern time. Shareholders and interested parties may access the Earnings Call via teleconference or webcast:

Teleconference:	USA (Toll Free)	1-888-317-6003
	International	1-412-317-6061
	Canada (Toll Free)	1-866-284-3684

To access the conference call, enter 4197967 when prompted.

Webcast:https://services.choruscall.com/links/cto180418.html

To access the webcast, log on to the web address noted above or go to http://www.ctlc.com and log in at the investor relations section. Please log in to the webcast at least ten minutes prior to the scheduled time of the Earnings Call.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including approximately 2.1 million square feet of income properties, as well as approximately 8,100 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation for the quarter ended March 31, 2018, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements.  Such factors may include the completion of 1031 exchange transactions, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 annual meeting of shareholders (the “Annual Meeting”), to be held at such time and place as announced by the Board. The Company has filed its definitive proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Updated information regarding the identity of potential participants in the solicitation of proxies in connection with the Annual Meeting, and their direct or indirect interests, by security holdings or otherwise, is set forth in such definitive proxy statement and other materials to be filed with the SEC. Shareholders may obtain the definitive proxy statement, any amendments or supplements thereto and other materials filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.ctlc.com.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2018	December 31, 2017
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$395,827,126	$358,130,350
Golf Buildings, Improvements, and Equipment	6,618,364	6,617,396
Other Furnishings and Equipment	715,595	715,042
Construction in Progress	55,163	6,005,397
Total Property, Plant, and Equipment	403,216,248	371,468,185
Less, Accumulated Depreciation and Amortization	(23,354,026)	(23,779,780)
Property, Plant, and Equipment—Net	379,862,222	347,688,405
Land and Development Costs	30,145,845	39,477,697
Intangible Lease Assets—Net	40,099,046	38,758,059
Impact Fee and Mitigation Credits	814,033	1,125,269
Commercial Loan Investments	11,940,459	11,925,699
Cash and Cash Equivalents	3,724,714	6,559,409
Restricted Cash	3,148,997	6,508,131
Refundable Income Taxes	1,282,904	1,116,580
Other Assets	13,425,384	12,971,129
Total Assets	$484,443,604	$466,130,378
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,429,652	$1,880,516
Accrued and Other Liabilities	6,067,382	10,160,526
Deferred Revenue	6,836,487	2,030,459
Intangible Lease Liabilities—Net	29,863,752	29,770,441
Deferred Income Taxes—Net	45,965,858	42,293,864
Long-Term Debt	199,259,588	195,816,364
Total Liabilities	289,422,719	281,952,170
Commitments and Contingencies
Shareholders’ Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,041,695 shares issued and 5,595,040 shares outstanding at March 31, 2018; 6,030,990 shares issued and 5,584,335 shares outstanding at December 31, 2017	5,983,476	5,963,850
Treasury Stock – 446,655 shares at March 31, 2018 and December 31, 2017	(22,507,760)	(22,507,760)
Additional Paid-In Capital	22,720,123	22,735,228
Retained Earnings	188,194,364	177,614,274
Accumulated Other Comprehensive Income	630,682	372,616
Total Shareholders’ Equity	195,020,885	184,178,208
Total Liabilities and Shareholders’ Equity	$484,443,604	$466,130,378

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2018	2017
Revenues
Income Properties	$9,205,727	$7,073,240
Interest Income from Commercial Loan Investments	300,999	536,489
Real Estate Operations	13,979,330	29,474,460
Golf Operations	1,354,356	1,474,944
Agriculture and Other Income	11,187	154,151
Total Revenues	24,851,599	38,713,284
Direct Cost of Revenues
Income Properties	(1,869,029)	(1,411,713)
Real Estate Operations	(1,535,662)	(9,156,849)
Golf Operations	(1,381,825)	(1,498,678)
Agriculture and Other Income	(5,172)	(40,437)
Total Direct Cost of Revenues	(4,791,688)	(12,107,677)
General and Administrative Expenses	(2,823,548)	(3,220,147)
Depreciation and Amortization	(3,900,379)	(2,762,575)
Gain on Disposition of Assets	3,650,858	—
Land Lease Income	—	2,226,526
Total Operating Expenses	(7,864,757)	(15,863,873)
Operating Income	16,986,842	22,849,411
Investment Income	12,312	9,183
Interest Expense	(2,561,465)	(2,061,891)
Income Before Income Tax Expense	14,437,689	20,796,703
Income Tax Expense	(3,525,390)	(8,050,311)
Net Income	$10,912,299	$12,746,392

Per Share Information:
Basic Net Income Per Share	$1.97	$2.28
Diluted Net Income Per Share	$1.96	$2.27
Dividends Declared and Paid	$0.06	$0.04